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                                                                    EXHIBIT 99.1


Contact:   Kenneth R. Meyers, Executive Vice President-Finance-U.S. Cellular
           (773) 399-8900 kmeyers@uscellular.com

           Mark A. Steinkrauss, Vice President, Corporate Relations - TDS
           (312) 592-5384  mark.steinkrauss@teldta.com


FOR RELEASE:  IMMEDIATE

                  USM Announces the sale of $115 Million NOTEs

NOVEMBER 1, 2002 - CHICAGO, ILLINOIS - United States Cellular Corporation [AMEX:USM] announced that it has sold $115 million of 8.75% Senior Notes due November 7, 2032, plus an option for the underwriters to purchase up to an additional $17 million of Notes. The Notes will be callable at par beginning on November 7, 2007. Closing is expected to occur on November 7, 2002.

The Notes have been rated A3 by Moody's, A- by Standard & Poor's, and A- by
Fitch.

The Notes are expected to be listed on the New York Stock Exchange.

USM expects to use the net proceeds of the offering to repurchase a portion of its outstanding 9% Series A Notes due 2032, resulting in interest savings.

Morgan Stanley, Merrill Lynch & Co. and UBS Warburg were the lead managers for the debt offering. Wachovia Securities was co-manager for the offering.

Copies of the prospectus supplement and the prospectus may be obtained from the book-running managers.

USM intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the offering. The prospectus supplement relates to the shelf registration statement filed by USM on May 15, 2002 which registered up to $500 million in debt securities for offer and sale by USM from time to time. This shelf registration statement was declared effective on May 28, 2002.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Based in Chicago, U.S. Cellular manages and invests in wireless systems throughout the United States. As of September 30, 2002, U.S. Cellular included operational systems serving 149 cellular and PCS markets in its consolidated operations.

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All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the ability of the Company to integrate the operations of the Chicago MTA; changes in the overall economy; changes in competition in the markets in which the Company operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments; changes in the capital markets that could restrict the availability of financing; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in the Company's markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by the Company with the Securities and Exchange Commission.

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